UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                       8-K



                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the


                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  July 16, 1999



Commission       Registrants; State of Incorporation;      IRS Employer
File Number      Address; and Telephone Number            Identification
                                                               No.

  1-11327               Illinova Corporation                37-1319890
                        (an Illinois Corporation)
                        500 S. 27th Street
                        Decatur, IL  62525
                        (217) 424-6600

   1-3004               Illinois Power Company              37-0344645
                        (an Illinois Corporation)
                        500 S. 27th Street
                        Decatur, IL  62525
                        (217) 424-6600



             Total number of sequentially numbered pages is 7.

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Item 5.  Other Events

         Certain information contained in this report is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning estimates and projections of earnings. Although Illinova believes that this forward-looking information is accurate, its businesses are dependent on various regulatory issues, general economic conditions and future trends, and these factors can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Illinova.
         The following factors, in addition to those discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1998, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes; the effects of increased competition; the impact of fluctuations in commodity prices and customer demand; the impacts of new environmental laws and regulations; factors affecting non-utility investments, such as the risk of doing business in foreign countries; construction and operation risks; and increases in financing costs.

ILLINOVA REPORTS SECOND-QUARTER EARNINGS

         On July 14, 1999, Illinova Corporation announced second-quarter 1999 earnings of $8.7 million, or 12 cents per common share (basic and diluted). This compares to a loss of $47 million, or 66 cents per common share, for the same period last year.
     Year-to-date earnings are $26.4 million, or 38 cents per common share, compared to a loss of $24 million, or 34 cents per common share, for the same period in 1998.
         Based on financial results for the first half of 1999, and excluding the impacts of merger-related expenses, Illinova remains on target to meet its earlier projection of $1.50 per share earnings for the year.
      Major factors affecting the current quarter's results were the 15 percent residential electric rate reduction which began Aug. 1, 1998, and the revised management services agreement for Clinton Power Station under which PECO Energy assumed the plant's direct operating and capital expenses starting April 1, 1999. The rate decrease reduced revenues by $14.9 million, or 12 cents per share, while the restructured agreement for Clinton trimmed IP's expenses by $16.9 million, or 14 cents per share, from second quarter 1998.
      Second-quarter   1999  expenses  also  include  $7.3  million  related  to
Illinova's  recently  announced  merger  with  Dynegy;  $5  million  related  to amortization of the regulatory asset created as part of the 1998 quasi-reorganization; and $6.4 million in interest due to changes in net present value of decommissioning assets and liabilities, an expense that will be

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reversed if the sale of Clinton  Power Station to AmerGen is completed by year's end. Without these three expense items, earnings for the quarter would have been $19.9 million, or approximately 27 cents per share.
      Last year's second-quarter loss of 66 cents per share was primarily due to
$107  million  in  higher   replacement   power  costs   following  last  June's
unprecedented spike in market prices for electricity. Without the $107 million in higher replacement power costs, second-quarter 1998 earnings would have been 24 cents per share.
      Illinova Corporation [NYSE:ILN], headquartered in Decatur, Ill., is an energy services holding company with $6.8 billion in assets and annual revenues of $2.4 billion. Its subsidiaries include Illinois Power, an electric and
natural  gas  utility  that  serves  approximately   650,000  customers  over  a
15,000-square-mile area of Illinois; Illinova Generating, which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, which markets energy and energy-related services in the United States and Canada.


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Item 7.  Financial Statements

            (A)      Financial Statements

            (99.1)   Illinova Consolidated Income Statements


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                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ILLINOVA CORPORATION
                                           (Registrant)

                                            By /s/ Leah Manning Stetzner
                                            ----------------------------
                                            Leah Manning Stetzner
                                            General Counsel and
                                            Corporate Secretary
                                            on behalf of
                                            Illinova Corporation



Date:    July 16, 1999


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            ILLINOIS POWER COMPANY
                                            (Registrant)


                                            By /s/ Leah Manning Stetzner
                                            ----------------------------
                                            Leah Manning Stetzner
                                            Vice President, General
                                            Counsel and Corporate
                                            Secretary on behalf of
                                            Illinois Power Company


Date:    July 16, 1999


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Exhibit Index

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit
Number            Description

99.1              Illinova Consolidated Income Statements



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